Issuer Free Writing Prospectus dated April 30, 2025
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated April 16, 2025
Registration Statement File No. 333-285657

ANEW Health Limited Proposed Nasdaq Ticker: AVG Investor Presentation Issuer Free Writing Prospectus dated April 30, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated April 16, 2025 Registration Statement File No. 333 - 285657

This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of ANEW Health Limited (“Anew Health”, the “Company”, “we”, “our”, or “us”) and should be read together with the registration statement on Form F - 1 (File No . 333 - 285657 ) (the "Registration Statement"), as amended, we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates . You may also access the Company's most recent prospectus dated April 16 , 2025 , which is included in Amendment No . 2 to the Company's registration statement on Form F - 1 filed with the SEC on March 7 , 2025 , by visiting EDGAR on the SEC website at : www . sec . gov . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information, which are collectively referred to in this presentation as "offering documents . ” The presentation highlights basic information about the Company and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . You may obtain these offering documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, we or our underwriters will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact D . Boral Capital LLC, Attn : 590 Madison Ave 39 th floor, New York, NY 10022 , or by calling + 1 (212) 970 - 5150 , by email at info@dboralcapital . com , or contact ANEW Health Limited via email : ir@ankh . com . hk . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . 2 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Free - Writing Prospectus Statement

This presentation contains forward - looking statements that involve substantial risks and uncertainties . In some cases, you can identify forward - looking statements by the words “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “goal”, “objective”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” and “ongoing”, or the negative of these terms, or other comparable terminology intended to identify statements about the future . These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward - looking statements . The forward - looking statements and opinions contained in this presentation are based upon estimates and information available to us as of the date of this presentation, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : future financial and operating results, including revenues, income, expenditures, cash balances and other financial items ; our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our growth strategies ; current and future economic and political conditions ; expected changes in our revenues, costs or expenditures ; our expectations regarding demand for and market acceptance of our services ; our expectations regarding our customer base ; our ability to obtain, maintain or procure all necessary government certifications, approvals, and/or licenses to conduct our business, and in the relevant jurisdictions in which we operate ; competition in our industry ; relevant government policies and regulations relating to our industry ; our capital requirements and our ability to raise any additional financing which we may require ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; overall industry, economic and market performance ; the spread of the COVID - 19 virus and its new variants, the impact it may have on our operations, the demand for our services, and economic activity in general ; and other assumptions described in this presentation underlying or relating to any forward - looking statements . 3 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Forward - looking Statement

Issuer ANEW Health Limited Securities Offering Type Initial Public Offering Proposed Trading Market and Symbol Nasdaq Global Market: AVG Securities Offered 5,000,000 Ordinary Shares, or 5,750,000 Ordinary Shares if the underwriters exercise its over - allotment option in full Shares Outstanding • 50,000,000 Ordinary Shares before the offering • 55,000,000 Ordinary Shares after the offering; or 55,750,000 Ordinary Shares if the underwriters exercise the over - allotment option in full Offering Price US$4.00 per Ordinary Share Gross Proceeds Use of Proceeds US$20 million based on the assumed initial public offering price of US$4.00 per Ordinary Shares (or approximately US$23 million assuming the underwriters exercise their over - allotment option in full) Ordinary Shares Offering Summary Lock - up • Approximately US$3.3 million or 20% for research and development, in particular, developing and commercializing the pain management treatment devices; • Approximately US$4.9 million or 30% for establishing a new treatment center in Hong Kong; • Approximately US$4.1 million or 25% for establishing new treatment centers in selected markets internationally; • Approximately US$1.6 million or 10% for enhancing and upgrading our information technology system and infrastructure; • The balance of US$2.5 million or 15% for general working capital and corporate purposes. Each of directors, executive officers, and shareholders have agreed, subject to certain exceptions, not to offer, pledge, sell, lend, transfer, or dispose of Ordinary Shares or securities convertible into or exercisable for Ordinary Shares for 360 days after the offering closes. ANEW Health has agreed, subject to certain exceptions, not to offer, issue, or sell ordinary shares or substantially similar securities for 180 days after the offering closes. D. Boral Capital LLC Underwriter 4 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Company Overview 49.6% Year - over - year revenue growth in FY2024 72.6% Year - over - year gross profit growth in FY2024 122.1% Year - over - year net income growth in FY2024 Average 302 treatment devices for performing various treatment procedures in each service center 87.8% of clients reported satisfaction for the treatment done by trained therapists* 69.4% of clients saw a reduction and relief of pain symptoms after the therapy and treatment* 81.7% Overall Satisfaction Reported* 5 awards and accreditations in recognition of our services and innovation Established in 2007 , Anew Health is a Hong Kong - based pain management and health services provider with over 16 years of experience in offering non - surgical , non - invasive , and non - pharmacological pain management and functional enhancement therapies . Our brand “ ANKH ”, stands for “ A New Key to Health ”, testifying our aspiration to be a health brand not only for alleviating physical pain but also for allowing individuals to emanate joy, health, and vitality from within and throughout . Our reputable “ RDS+ : Restore, Detox, and Strengthen ” approach to pain management is inspired by the concept of meridian system (Jing Luo) of Traditional Chinese Medicine the healthy flow of Qi, and to ease and eliminate acute and chronic musculoskeletal and nociceptive pain, alleviate muscle fatigue, relieve muscle stiffness, remove stagnation, detoxing metabolic wastes, improve blood circulation, strengthen muscle and joints, and ultimately enhance body functionality . 5 Note: *Based on the internal customer survey conducted by us, of 846 of our clients who use our services from April 2023 to March 2024. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Service Center Tsim Sha Tsui Causeway Bay Sha Tin Years of Commencement of Operation: 2017 Gross Floor Area: 7,614 square feet in total Number of Treatment Room: 30 36/F Soundwill Plaza We provide our services in three service centers that are situated in prime commercial buildings in Hong Kong , and exquisitely renovated to provide an exclusive experience for our valued clients . 22/F Grand Central Plaza Units 711, 712, and 1907 Mira Place 6 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Years of Commencement of Operation: 2022 Gross Floor Area: 17,938 square feet Number of Treatment Room: 72 Years of Commencement of Operation: 2020 Gross Floor Area: 7,156 square feet Number of Treatment Room: 17

The “RDS+” (Restore, Detox, and Strengthen) Approach The Meridian System ( Jing Luo) In Traditional Chinese Medicine, the Meridian System describes pathways through which vital energy, or Qi , and blood circulate in the body . Pain or illness arises when this flow is stagnant, blocked, or deficient . Combining the use of laser , bioelectrical current , electromagnetic , radiofrequency , and ultrasound , and to provide the clients with: • Relieving symptoms and addressing root cause of the pain and subhealth condition. • Reducing the chances of pain and condition recurrence. • Helping our clients to regain health and vitality ultimately. + Modern Technology Dietary Supplement Products Topical Use Products Day Day Detox 40+ Knee Expert Super 17 Probiotics CHARISMS ANKH Skin Power 30s Ice & Warm Rescue ■ Our RDS+ approach combines the wisdom of Traditional Chinese Medicine - The Meridian System ( Jing Luo) and Modern Technology , utilizing various high - end energy - based treatment devices sourced internationally, to strengthen the healthy flow of Qi, and ultimately enhance body functionality. ■ The RDS+ approach to pain management and function enhancement therapies have been refined through 16+ years of operation and proven by 400,000+ services provided to our customers whom we have served. To complement our services, we sell various types of Over - the - Counter topical use products , including creams, moisturizers, and ointments and dietary supplement products at our service centers and online shop on our website . 7 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Corporate Structure 100% Public Shareholding AW Global Limited British Virgin Islands ANEW HEALTH LIMITED Cayman Islands VG Zenith International Company Limited Hong Kong Victor Zenith Company Limited Hong Kong Pre - Offering: 100% Ordinary Shares Post - Offering: 90.91% Ordinary Shares Pre - Offering: 0.00% Ordinary Shares Post - Offering: 9.09% Ordinary Shares 100% 100% AW Ocean Limited British Virgin Islands 8 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. *Do not have any operation or maintain office or personnel in Mainland China, nor currently do we have, nor intend to have, any contractual arrangements to establish a variable interest entity (“VIE”) structure with any entity in Mainland China.

3,207 3,151 4,955 3,385 3,933 6,674 7,882 9,000 8,000 7,000 6,000 5,000 4,000 3,000 2,000 1,000 0 2012 2014 2017 2019 2021 2023 2025f The Non - pharmacological Pain Management Market Continues to Represent a Growing Business Opportunity to Address Chronic Pain Conditions • Due to COVID - 19 which began in late 2019, the market witnessed rapid growth from 2019 to 2023, with a CAGR of 18.5% in the sales value of services. • The sales value of these services in Hong Kong is projected to increase from approximately HKD 6,674 million in 2023 to a forecasted HKD 7,882 million in 2025, reflecting a CAGR of 8.7%. Market Size Non - pharmacological Pain Management in Hong Kong, 2012 - 2025 Million (HKD) Sales Value 9 Source: Census and Statistics Department of Hong Kong and Migo. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Industry Overview

Investment Highlights 02 Unique and Science - Backed Treatment Procedures • Utilize various treatment devices with prevailing technologies. • Provide each of our clients a bespoke treatment solution. 03 Visionary Leaders Offering Proven Track Record of Execution • Experienced and dedicated industry veterans. • In - depth understanding of the pain management and health and wellness industry. • Relationships with key stakeholders. 04 Quality Meets Consistency • Comprehensive service protocol, treatment procedures, service standards, internal control, and quality control system. 01 Trusted Brand with Proven and Proprietary RDS+ Platform • RDS+: Restore, Detox, and Strengthen. • Combine the wisdom of Traditional Chinese Medicine and modern high - end energy - based treatment devices and technology. • A comprehensive range of non - surgical, non - invasive, and non - pharmacological pain management therapies, functional enhancement therapies, and topical use and dietary supplements health products, to our clients. 05 10 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Expansion - Ready Blueprint • Plan to expand the global footprint to achieve a more diverse customer base, enhanced brand awareness, and a broadened services portfolio.

“ANKH” is a well - recognized, trustworthy and reliable brand in Hong Kong with over 16 years of experience in pain management and function enhancement services . Its trusted “RDS+” approach is a series of non - invasive, non - pharmacological pain management treatments that are highly trusted by our customers and the targeted and growing demographical market . Market Growth Drivers • Rising consumer demand for non - pharmaceutical treatment options • Increasing acceptance and recognition of Traditional Chinese Medicine (TCM) • Aging population (i.e. Silver Economy) driving demand, aligning with our target demographic • Concerns over long - term side effects of medications supporting shift to alternative therapies Number of Clients Served in Service Centers Number of Treatment Services Performed by Trained Therapists Scalable Growth In Number of Clients and Treatment Values 300,000+ in FY2024 and FY2023 200,000+ in 6M2024 and 6M2023 01 Trusted Brand with Proven and Proprietary RDS+ Platform 56,970 58,983 6,083 6,278 5,105 5,119 Average Annual Spending of Each Client US$ 8,654 8,692 5,601 5,987 FY2023 FY2024 3,748 5,405 6M2023 6M2024 FY2023 FY2024 6M2023 6M2024 FY2023 FY2024 FY2023 FY2024 Number of Treatment Performed 3.5% Average Treatment Value HK$ 44.2% 11 Note: “FY2023”, “FY2024”, “6M2023” and “6M2024” refer to fiscal year ended March 31, 2023 and 2024, six months period ended September 30, 2023 and six months period ended September 30, 2024, respectively. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

The Most Trusted Health Brand Award among Healthcare Workers Award 2022 Most Innovative Enterprise Award The Most Trusted by Healthcare Workers Pain Relief Technology Award 01 Gold Medal Awards The Most Reliable Pain Treatment Group in Asia Pacific — Hong Kong Most Valuable Corporate Awards Brand Recognition 12 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

We offer a broad range of treatment procedures • Utilizing 302 treatment devices with prevailing technologies. • Sourced internationally powered by energy - based technologies. • Provide each of our clients a bespoke treatment solution. • ANEW: a high - power laser therapy device • Dr. Strengthen: a high energy inductive therapy device • Relieve Master: an ultrasound therapy device • BIODOME: an infrared therapy device • Dr. Energy: the optimal radio frequency system • Micro Healing: an interferential current device • Neo Sense: a microcurrent therapy device • Pro Health Lase: a low - level laser therapy device • Super Strong: a high - intensity electromagnetic muscle trainer • U - Cell Pro: a micro and macro focused ultrasound device • Health Star+: a microcurrent therapy device • Power Wellness: a far - infrared therapy device Representative treatment and procedures through the energy - based treatment devices that we offer: 13 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 02 Unique and Science - Backed Treatment Procedures

Ka Wai Victor, MO Director, Chief Executive Officer, and the Chairman of the Board • Co - founder of the Anew Health Group of companies. • Director and the Chief Executive Officer of VG Zenith International Company Limited (“VG Zenith”) since 2007. • Received Asian Chinese Leader Award by the Asian College of Knowledge Management in 2019. • Holds an MBA degree from Strayer University in 2022, and a Bachelor of Science (Economics) degree from the University of London in 1998. Sum Lok, CHEUNG Director and Chief Operating Officer • Co - founder of the Anew Health Group of companies . • Director and the Chief Operating Officer of VG Zenith since 2007 . • A certified health advisor and received various qualifications and certifications internationally, such as a Meridian Beautician/Meridian Beauty Consultant Certification in 2018 . Chin Wan, YEUNG Chief Financial Officer • Chief Financial Officer of VG Zenith since 2021. • Chief Financial Officer, Executive Director, and Authorized Representative of EC Healthcare (2138.HK) from 2014 to 2018. • Director of We & V Accounting Services and Consultancy Limited from 2010 to 2014. • Held several positions at AXA Wealth Management (HK) Limited from 2004 to 2010. • Worked at PricewaterhouseCoopers Limited in Hong Kong from 2001 to 2004. • Graduated from Hong Kong Polytechnic University with a Bachelor of Arts in Accountancy in 2001. 03 Visionary Leaders Offering Proven Track Record of Execution A dedicated management team and board of directors to combining health science with the inclusion of natural organic products to deliver a comprehensive approach to healthy living. Anthony S., CHAN Independent Director nominee • To be appointed as the independent director and will be the chairman of the audit committee and the member of the nominating committee and the compensation committee . • Chief Operating Officer of Alset Inc. (Nasdaq: AEI) from February 2022 to March 2024. • Chief Financial Officer of Sharing Services Global Corporation (OTC: SHRG) since November 2021. • Director of Assurance and Advisory Services of Wei, Wei & Co., LLP since February 2020. • Received a Master of Business Administration degree in Finance and Investments from Baruch College, City University of New York, in 1989. Wing Ho Simon, MOK Independent Director nominee • To be appointed as the independent director and will be the chair of the compensation committee and the member of the audit committee and the nominating committee. • Director of Sinpex Connection Logistics Co. Limited since 2020. • Served in various positions in Sino Connection Logistics Inc. from 2010 to 2020. • Served in Cathay Pacific Airways since 1995 to 2010. • Attended the Bachelor of Commerce course at the University of Queensland, Australia in 1995. Pak Lun Patrick, AU Independent Director nominee • To be appointed as the independent director and will be the chair of the nominating committee and the member of the audit committee and the compensation committee. • Executive Director of QMMM Holdings Limited (NASDAQ: QMMM) from March 2023 to February 2025. • Chief Financial Officer of ManyMany Creations Limited from December 2022 to February 2025. • Lecturer of The Hong Kong Management Association since February 2023. • Received his master’s degree of Corporate Governance from The Hong Kong Polytechnic University. 14 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

To ensure consistently exceptional service and superior customer satisfaction, we have implemented a robust framework , featuring comprehensive service protocols , standardized treatment procedures , stringent internal controls and a rigorous quality control system . Low Number of Customer Complaints & High Customer Satisfaction Service & Quality Control Protocols • Applied to all of our service centers. • Conduct service quality inspections and review regularly. New Treatment and Device Evaluation • Assess all potential new treatments and/or services and the treatment devices. through a robust quality control and evaluation procedures and a strict approval. process, conducted by our Quality Control and Training Committee. Training & Staff Development • On - boarding training for our new front - line staff. • Make available 80+ hours of face - to - face and on job training sessions to our therapist and consultants per year. • Our frontline staff are required to attend mandatory ongoing assessment and performance review regularly . 0.65% Refund rate in FY2023 1.40% Refund rate in FY2024 0.86% Refund rate in 6M2023 0 0 . 8 . 8 0 0% % Re R f e u f n u d nd ra r t a e te i n i n 6 M 1 H 2 0 2 2 0 4 25 04 Quality Meets Consistency 15 Note: “FY2023”, “FY2024”, “6M2023” and “6M2024” refer to fiscal year ended March 31, 2023 and 2024, six months period ended September 30, 2023 and six months period ended September 30, 2024, respectively. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our scalable service model are ready for international roll - out. We are evaluating the possible expansion of our market coverage to countries that either have familiarity with Traditional Chinese Medicine or Chinese culture or with significant Asian population , which we believe will result in a more diverse customer base, enhanced brand awareness, and a broadened services portfolio . 05 Expansion - Ready Blueprint 16 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investing in advertising is crucial for us because we focus on promoting the real client experience. By promoting our treatment services effectively, we aim to boost client engagement and ultimately increase our revenue through a higher number of treatments. Real Client Experience Focused Marketing Strategies in Promoting Real Client Experience Advertising through Online and Social Media Platforms • Marketing activities that principally involve advertising through online and social media platforms. Referrals & Word - of - mouth Publicity • Gain new clients through referrals from our existing clients. • Offer rewards, such as discounts on services and/or free products, for successful referrals. Marketing Campaigns for Branding Purposes • Printed advertisements in various popular magazines and newspaper in Hong Kong. • Large billboard advertisements in highly visible and busy areas in Hong Kong. • Engage celebrities as our spokespersons . 27.3 FY2023 FY2024 5.5 6.7 FY2023 FY2024 Sales and Marketing Expenses + 49.6% 40.8 Revenue Growth + 22.0% Marketing Expense Growth vs. Revenue Growth (US$ million) 17 Note: “FY2023”, “FY2024”, “6M2023” and “6M2024” refer to fiscal year ended March 31, 2023 and 2024, six months period ended September 30, 2023 and six months period ended September 30, 2024, respectively. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

• Build on the core strengths of our service centers in offering professional and personalized services to clients • Invest in recruiting, training and retaining a competent team for business and operations Growth Strategies Leveraging existing market position to drive organic growth through expanding customer base and network of service centers in Hong Kong, enhancing our brand awareness, and strategically expanding market coverage into selected global markets. • Consistently deliver a comprehensive range of high - quality treatments and products • Enhance our marketing efforts across all channels of customer acquisition • Continue to develop and introduce innovative pain management and health service and product offerings • Further develop our brand ambassador strategy by identifying high profile individuals • Establish a new treatment center in a prime location in Hong Kong in the second half of 2025 • Expand global footprint Maintain and enhance the professional expertise of frontline staff. Develop and broaden the variety of treatment services and product offerings. • Attract new customers, retain existing customers, and increase the average spending per customer by developing and introducing innovative pain management and bodily function enhancement treatment services • Diversify topical use and dietary supplement product lines and to sell such products at retail locations and online Substantially enhance our R&D capabilities and introduce the portable energy - based at - home treatment devices for the consumer retail market. • Establish a specialized research and development department in the first quarter of 2025 • Release the prototype of energy - based treatment devices for our own use and other pain management service provider in early 2026, and make them market ready by the end of 2026 • Maintain and strengthen our dialogue and collaboration with experts in the field globally 18 See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

27.3 40.8 19.0 19.5 FY2023 FY2024 6M2023 6M2024 US$ Million Revenue Robust Topline is in Schedule 49.6% 2.7% Financial Highlights Revenue Contribution 27.2 40.7 19.0 19.5 0 .034 0.052 0.021 0 .025 FY2023 FY2024 6M2023 Unaudited 6M2024 Unaudited Revenue Breakdown US$ Million 18.0% 14.3% 9.3% 14.6% 82.0% 85.7% 90.7% 85.4% FY2023 Other Revenue FY2024 6M2023 6M2024 Pain Management and Body Function Enhancement Services Revenue Unaudited Unaudited Pain Management and Health Services Income Healthcare Product Sales Income 19 Note: “FY2023”, “FY2024”, “6M2023” and “6M2024” refer to fiscal year ended March 31, 2023 and 2024, six months period ended September 30, 2023 and six months period ended September 30, 2024, respectively. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

5.3 11.7 4.9 2.9 6.3 15.1 6.4 4.0 17.1 29.5 13.2 13.2 US$ Million Gross Profit 72.6% Operating Income Net Income US$ Million 139.2% US$ Million 122.1% Financial Highlights FY2023 FY2024 6M2023 6M2024 Unaudited Unaudited FY2023 FY2024 6M2023 6M2024 Unaudited Unaudited FY2023 FY2024 6M2023 6M2024 Unaudited Unaudited 20 Note: “FY2023”, “FY2024”, “6M2023” and “6M2024” refer to fiscal year ended March 31, 2023 and 2024, six months period ended September 30, 2023 and six months period ended September 30, 2024, respectively. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Gross Profit Margin Significant margin expansion Financial Highlights 62.7% 72.3% 69.3% 67.8% 9.6 ppt 5.3 8.6 9.6 11.1 US$ Million Liquidity and Capital Resources Providing strong and flexible buffer FY2023 FY2024 6M2023 Unaudited 6M2024 Unaudited FY2023 FY2024 6M2023 Unaudited 6M2024 Unaudited 21 Note: “FY2023”, “FY2024”, “6M2023” and “6M2024” refer to fiscal year ended March 31, 2023 and 2024, six months period ended September 30, 2023 and six months period ended September 30, 2024, respectively. See offering documents for further risks and disclosures. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Issuer: ANEW Health Limited Email: ir@ankh.com.hk Tel : +852 3845 5012 Address : Unit 2301 - 05, 23/F, Tower 5, The Gateway Harbour City, 15 Canton Road Tsim Sha Tsui, Kowloon, Hong Kong Underwriter: D. Boral Capital LLC Email : info@dboralcapital.com Tel : +1 (212) 970 - 5150 Address: 590 Madison Ave 39 th Floor, New York, NY 10022 Contact 22